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                                                                   Exhibit 10.37

April 30, 2007

Frederick Morgan

Dear Mr. Morgan:

     On behalf of Color Kinetics Incorporated (the "Company"), I am pleased to modify certain terms of your employment relationship with the Company as set forth below. Except as otherwise indicated herein, this letter agreement replaces and supersedes the sections in each of your current Stock Option Agreements dealing with "Acceleration of Vesting Upon Change-in Control." Moreover, this letter agreement shall be deemed to modify your current Severance Agreement with the Company, dated June 19, 2001 ("Existing Agreement"), as follows: if a Qualified Termination, within the meaning of the Existing Agreement, occurs during the period beginning three months prior to, and ending twelve months after, a Change in Control, as defined below (the "Change in Control Period"), then in such event, you shall receive, in lieu of any severance benefits provided for under the Existing Agreement, the Severance Benefits described below; with respect to any Qualified Termination occurring before or after the Change in Control Period, your Existing Agreement shall remain in full force and effect. If a Qualified Termination occurs during the three month period preceding a Change in Control, the Severance Benefits provided for hereunder shall be reduced by any severance payments made to you pursuant to the Existing Agreement by reason of such Qualified Termination.

     For purposes of clarity, your Nondisclosure, Non-Competition and Developments Agreement with the Company continues in full force and effect in accordance with its terms.

1. Severance/Retention Benefits. If, within 12 months after or during the 3 months prior to a Change in Control, your employment is terminated (A) by the Company for any reason other than for Cause or (B) by you for Good Reason, you will receive the following severance benefits, provided you sign the Release Agreement attached hereto as Exhibit A on the date of your termination (after giving effect to any applicable revocation periods in the Release Agreement):
(i) an amount equal to the Applicable Percentage multiplied by your base salary at your then-current annual rate, plus (ii) an amount equal to the Applicable Percentage multiplied by your bonus, determined at the higher of (x) the bonus amount you received for the last fiscal year or (y) the pro-rated bonus through the date of the termination for the current fiscal year, assuming you would be paid at 100% of the bonus you would have been eligible to receive had you remained employed and your manager agreed to pay all of your bonus, paid by the Company in each case (i) and (ii) in a single lump sum payment within 10 days of the date of your termination, plus (iii) if you are eligible for and elect coverage under COBRA, the Company will pay your COBRA premium (equal to the amount the Company paid during your employment) until the earlier of (x) the product of the Applicable Percentage times 12 months, or (y) the date on which you become ineligible to receive benefits under COBRA. During the period in which the Company pays your COBRA premium, you will be responsible for paying the portion of the premiums required for active employees (which, if possible, will be deducted from the severance payments that you will receive pursuant to this Section), if any; thereafter, you will be responsible for all premium payments under COBRA.

     Notwithstanding the foregoing, if at the time of payment of (i) and (ii) above, the Company in good faith determines that such payment must be delayed for six months in order to satisfy the requirements of Section 409A of the Internal Revenue Code, then the lump sum benefit provided by this Section 1 shall be paid to you six months and one day following termination of employment.

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     "Applicable Percentage" shall mean (i) 50% until such time as you have been employed 12 months at the Company, (ii) 100% if you have been employed at the Company for 12 months or longer but less than 18 months, or (iii) 150% if you have been employed at the Company for 5 years or longer. The Applicable Percentage shall be measured at the date of your termination.

     Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. You further agree that, if the Company does not withhold an amount sufficient in all respects to satisfy the withholding obligations of the Company, you will make prompt reimbursement on demand, in cash, for the amount underwithheld.

2. Acceleration of Vesting. If, within 12 months after or during the 3 months prior to a Change in Control, your employment is terminated (A) by the Company for any reason other than for Cause or (B) by you for Good Reason, then, provided you sign the Release Agreement attached hereto as Exhibit A on the date of your termination, the vesting of your option shares, whether granted prior to or after the date hereof, shall be fully accelerated on the date of your termination (after giving effect to any applicable revocation periods in the Release Agreement). In addition, the vesting of your option shares shall accelerate by twelve months upon a Change in Control, provided you are still an employee at the time of the Change in Control. For purposes of clarity, in the case of a Change in Control in which the consideration received by holders of the Company's common stock consists entirely of cash, options vesting at or post the Change in Control are cash settlement instruments, payable at the difference between the Change in Control purchase price and the exercise price. However, notwithstanding anything in this Section 2 to the contrary, your option grant(s) which already provide for full acceleration upon Change in Control shall continue to accelerate fully upon Change in Control.

3. Certain Definitions. For purposes of this Agreement, "Cause" shall mean (i) any material breach by you of (A) any provision of any Employment Agreement, if any, between yourself and the Company, (B) any written Company policy, or (C) any other agreement between yourself and the Company, or (ii) the commission of, conviction of or plea of nolo contendere by you to (A) a felony or (B) a misdemeanor involving moral turpitude, dishonesty or fraud, or (iii) any other materially dishonest act or statement of you with respect to the Company or any of its affiliates, or (iv) any material misconduct, willful or deliberate non-performance or gross negligence in the performance (other than by reason of disability, as reasonably determined by the Company) by you of any of your duties and responsibilities. The cessation of your employment shall not be for Cause unless (x) there shall have been delivered to you written notice from the Company specifying the basis for such termination and (y), with respect to clauses (i) and (iv), you have been provided with a period of not less than thirty (30) days to cure such conduct determined to constitute Cause hereunder.

     For purposes of this Agreement, "Good Reason" shall mean (i) a substantial adverse change or diminution in the substantive nature or scope of your responsibilities, authority, powers, functions and duties (including office, titles and reporting requirements); provided, however, that neither any failure of the Company to continue you in the position of director,

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officer or employee of any of its subsidiaries or other affiliates, nor the mere fact of a Change in Control in which the Company thereafter becomes a subsidiary or division of a corporation or similar entity shall in and of itself constitute a substantial adverse change or diminution in the substantive nature or scope of your responsibilities, authority, powers, functions and duties (including office, titles and reporting requirements), or (ii) a reduction in your compensation to which you are entitled, or (iii) any material failure of the Company to provide you with such other material employee benefits to which you received immediately prior to termination (for purposes of clarity, a reduction in the amount of a benefit does not constitute a material failure to provide such benefit so long as you are receiving such benefit in a manner consistent with other employees who receive such benefit), or (iv) the relocation of the offices at which you are principally employed to a location more than 25 miles from Boston, MA (until August 30, 2007) or, thereafter, Burlington, MA without your consent.

     For purposes of this Agreement, a "Change of Control" with respect to a party means (a) the direct or indirect acquisition, whether in one or a series of transactions, by any person or related person constituting a group, of (i) beneficial ownership of issued and outstanding shares of stock of such party, the result of which is that such person or such group possesses in excess of fifty percent (50%) of the combined voting power of all then-issued and outstanding stock of such party, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or equivalent governing body) of such party; (b) a merger or consolidation of a party with a person, or a reorganization or recapitalization of a party, provided that the result of such transaction, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess in excess of fifty percent (50%) of the combined voting power of all of the then-issued and outstanding stock of such party or surviving person of such party, whether directly or indirectly, immediately after the consummation of such transaction; or (c) the sale or disposition, whether directly or indirectly, in one or a series of related transactions, of substantially all of the assets of a party. For purposes of the preceding sentence, the terms "person," "group" and "beneficial ownership" shall have the meanings given to such terms under the Securities Exchange Act of 1934, as amended.

4. Term. The term of this Agreement shall be two years from the date hereof. Thereafter, this Agreement shall automatically renew for additional one year periods unless the Company provides you with written notice of intent not to renew no less than 180 days prior to its then scheduled termination date.

5. At-Will Employment. This letter does not constitute a guarantee of employment, create any other contractual obligations by the Company, or constitute an employment contract for any specified period of time. You will be an employee-at-will, meaning that, subject to the terms of this Agreement, either you or the Company may terminate your employment relationship at any time, without notice, for any reason or no reason.

6. Successors and Assigns. In the event of a Change in Control, then, and in such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume all the obligations of the Company under this Agreement.

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7. No Set Off or Mitigation. Other than as set forth in Section 1, the Company's obligations to provide the benefits and payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action which the Company may assert against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the benefits payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.
The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which you may incur as a result of any contest or rejection by the Company of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee or performance thereof.

8. Counterparts. This Agreement may be executed in duplicate and both copies will have the same force and effect of an original. Facsimile copies will be treated as originals.

9. Governing Law. This Agreement, its interpretation, performance or any breach thereof, will be construed in accordance with, governed by, and all questions with respect thereto will be determined by, the laws of the Commonwealth of Massachusetts applicable to contracts entered into and wholly to be performed within said state. Each party hereby consents to the personal jurisdiction of the Commonwealth of Massachusetts, acknowledges that venue is proper in any state or Federal court in the Commonwealth of Massachusetts, agrees that any action arising out of or related to this Agreement must be brought exclusively in a state or Federal court in the Commonwealth of Massachusetts, and waives any objection it has or may have in the future with respect to any of the foregoing.

10. Amendment. This Agreement may only be amended with the written consent of the Company and you.

11. Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12. IRC Section 4999. Notwithstanding anything in this Agreement to the contrary, in the event that any payment by the Company to or for your benefit, whether paid or payable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the following provisions shall apply: (A) If the Severance Payments, reduced by the sum of (1) the Excise Tax (as defined below) and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Severance Payments which are in excess of the Threshold Amount (as defined below), are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement. (B) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and Local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Severance Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments to bring them within the Threshold Amount, you shall determine which

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method shall be followed; provided that if you fail to make such determination within 45 days after the Company has sent you written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion. For the purposes of this Section, "Threshold Amount" shall mean three times your "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax.

This offer expires as of the close of business on May 4, 2007. This offer supersedes all prior offers, both verbal and written. Please send your paperwork by mail or fax to: Paula La Palme, VP Human Resources, at 10 Milk Street, Boston, MA 02108, fax 617-701-2204.

                                        Sincerely,

                                        COLOR KINETICS INCORPORATED


                                        By: /s/ William J. Sims
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                                            William J. Sims
                                            President and CEO

ACCEPTED AND AGREED:


/s/ Frederick M. Morgan
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Frederick Morgan
Date: May 1, 2007